Exhibit 21.1

SUBSIDIARIES OF PETMED EXPRESS, INC.
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PetMed Express, Inc. directly owns all of the outstanding interests in the following subsidiaries:


Southeastern Veterinary Exports, Inc., a Florida corporation

First Image Marketing, Inc., a Florida Corporation

International Veterinary Exports, Inc., a Florida Corporation